EXHIBIT 99.2

NorthStar Realty Finance Announces Pricing of Private Offering of $150 Million of Exchangeable Senior Notes Due 2031

NEW YORK, March 3, 2011

NorthStar Realty Finance Corp. (“NorthStar”) (NYSE: NRF) today announced that NorthStar Realty Finance Limited Partnership, the operating partnership through which NorthStar conducts its operations, has priced a private offering of $150 million aggregate principal amount of the operating partnership’s 7.50% exchangeable senior notes due 2031 (the “Notes”), which represents an upsizing of $50 million from the previously announced amount. The operating partnership has granted to the initial purchasers of the Notes a 30-day option to purchase up to an additional $22.5 million aggregate principal amount of Notes solely to cover over-allotments, if any. The Notes will be senior unsecured obligations of the operating partnership, exchangeable for cash, shares of NorthStar’s common stock, or a combination of cash and shares of NorthStar’s common stock, at the operating partnership’s option. Each of NorthStar and NRFC Sub-REIT Corp., a subsidiary of the operating partnership, has guaranteed the payment of amounts due on the Notes.

NorthStar expects to use the net proceeds from the sale of the Notes to purchase or repay its indebtedness and for general corporate purposes.

The Notes will be exchangeable by the holders into cash, shares of NorthStar’s common stock or a combination of cash and shares of NorthStar’s common stock, at the operating partnership’s option. The initial exchange rate will be 155.2120 shares per $1,000 principal amount of Notes. The initial exchange price of approximately $6.44 represents a 18% premium over the last reported sale price per share on the NYSE of NorthStar’s common stock on March 3, 2011, which was $5.46 per share. The initial exchange rate is subject to adjustment in certain circumstances.

The Notes will be sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes, the guarantee thereon and any shares of NorthStar’s common stock that may be issued upon exchange of the Notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. NorthStar has agreed to file a registration statement regarding resales of the shares of common stock of NorthStar issuable upon exchange of the Notes with the Securities and Exchange Commission within 120 days of the closing of this private offering.

This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar Realty’s expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty’s SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a finance REIT that primarily originates and invests in commercial real estate debt, real estate securities and net lease properties. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.